Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Aevi Genomic Medicine, Inc. for the registration of common stock, warrants, rights, and units and to the incorporation by reference therein of our report dated February 26, 2016, with respect to the consolidated financial statements of Aevi Genomic Medicine, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Haifa, Israel

May 15, 2018